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                                                                     Exhibit 4.5

                        ASSIGNMENT OF SECURITY AGREEMENT





        ASSIGNMENT OF SECURITY AGREEMENT dated as of April 17, 1997 among BANKERS TRUST COMPANY, as agent for the lenders (the "Lenders") under the Credit Agreement referred to below (the "Assignor"), and THE BANK OF NEW YORK, as Trustee for the noteholders under the Indenture referred to below.

        Reference is hereby made to (i) the Senior Credit Agreement (the "Credit Agreement") dated as of February 5, 1997, between ANCHOR GLASS CONTAINER CORPORATION (formerly known as Anchor Glass Acquisition Corporation) (the "Company"), CONSUMERS U.S., INC. (the "Guarantor") and the Assignor, (ii) the Security Agreement (the "Security Agreement") dated as of February 5, 1997 between the Company and Assignor, (iii) the offering (the "Offering") by the Company of its 11 1/4% First Mortgage Notes due 2005 (the "Notes") to be consummated on the date hereof and (iv) the Indenture to be entered into on the date hereof by the Company, Consumers U.S., Inc. and the Assignee relating to the Offering.

        In consideration of the sum of ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby assign unto Assignee, prior to the Offering, without representation, warranty or recourse, all of Assignor's right, title and interest in, to and under the Security Agreement together with all of Assignor's right, title, and interest in, to and under Company's obligations under the Security Agreement and all other documents and instruments securing or evidencing such obligations, including, without limitation, all liens, security interests and guarantees and all notes secured thereby and all references in the Security Agreement to the Lenders shall be deemed to be references to the holders of the Notes, all references in the Security Agreement to the Assignor, in its individual capacity and as agent for the Lenders, shall be deemed to be references to the Trustee, in its individual capacity and as Trustee for the holders of the Notes, respectively, and all references in the Security Agreement to the Credit Agreement shall be deemed to be references to the Indenture.
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        IN WITNESS WHEREOF, this Assignment of Security Agreement has been executed by the parties as of the date first above written.

                                        ASSIGNOR:

                                        BANKERS TRUST COMPANY, as agent for the
                                        Lenders under the Credit Agreement


                                        By: /s/ T.J. Morris
                                           --------------------------------
                                           Name: T.J. Morris
                                           Title: Vice President


                                        ASSIGNEE:

                                        THE BANK OF NEW YORK, as Trustee under
                                        the Indenture


                                        By: /s/ Paul J. Schmalzel
                                           --------------------------------
                                           Name: Paul J. Schmalzel
                                           Title: Assistant Treasurer


The undersigned (i) acknowledges the foregoing assignment and (ii) acknowledges that the Assignor, Assignee and the undersigned intend that the Security Agreement shall secure the obligations described in the Indenture.

ANCHOR GLASS CONTAINER CORPORATION
(formerly known as Anchor Glass
Acquisition Corporation)


By: /s/ M. William Lightner, Jr.
   -------------------------------------------------
   Name: M. William Lightner, Jr.
   Title: Vice President and Chief Financial Officer


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